REVISED CLASS ACTION SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Class Action Settlement and General Release Agreement (“Settlement Agreement”) is entered into by and among Plaintiffs REGINALD EVANS and RACHEL TEMPLEMAN, individually, and as Class Representatives for settlement purposes (“Plaintiffs”), and NEW HORIZONS (“NEW HORIZONS” includes NEW HORIZONS WORLDWIDE, INC., NEW HORIZONS COMPUTER LEARNING CENTERS, INC., NEW HORIZONS COMPUTER LEARNING CENTER OF SANTA ANA, INC., NEW HORIZONS COMPUTER LEARNING CENTER OF SACRAMENTO, INC., and all affiliated entities, but such term does not include franchisees of any such entity) (collectively, the “Parties”). This Settlement Agreement is entered into with reference to the following facts:

RECITALS

I. In July 2002, Plaintiffs filed an action against NEW HORIZONS in the Superior Court of the State of California, in and for the County of Orange, Case No. 02CC00211 (the “Litigation”). The Litigation was filed on behalf of all California-based salaried instructors employed by NEW HORIZONS, including, but not limited to, instructors with the title of “Instructor Candidate,” “Instructor,” “Senior Instructor,” “Executive Instructor,” “Principal Instructor,” and/or “Certified Training Instructor,” who worked overtime for NEW HORIZONS within four (4) years from the filing of the Complaint, up to and including the time of trial for this matter. Plaintiffs contend that they were improperly classified as “exempt” employees, that they were entitled to be paid as non-exempt, hourly employees, including overtime for more than forty (40) hours in a week, and/or, at certain times during the class period, eight (8) hours in a day, and that they were not provided requisite meal and rest breaks. Plaintiffs sought damages, restitution, penalties, costs, attorneys’ fees, and other monetary compensation.

II. Counsel for Plaintiffs and the Class have conducted discovery, investigation and research during the prosecution of the Litigation. The discovery has included, inter alia: (a) interviews of Class Members; (b) investigation of potential claims to overtime compensation by Class Members; (c) review and analysis of Interrogatories and the responses thereto by the Parties; (d) a thorough analysis and evaluation of the facts supporting Plaintiffs’ claims; (e) Depositions of NEW HORIZONS and of the named Plaintiffs; and (f) the review and analysis of NEW HORIZONS’ financial statements and results. Counsel for Plaintiff and the Class also have researched thoroughly the applicable law with respect to Plaintiffs’ claims against NEW HORIZONS and the potential defenses thereto. The Settlement was reached after discussions among the Parties and arms’ length negotiating sessions in a mediation conducted by an experienced, neutral mediator.

III. Plaintiffs and their counsel believe that the claims asserted in the Litigation have merit, and they believe that the terms of the Settlement Agreement adequately reflect the risks, benefits, and unpredictable outcomes associated with further litigation. In determining to settle the Litigation pursuant to the terms stated herein, Plaintiffs and their counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against NEW HORIZONS through trial and through appeals. Plaintiffs and their counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation. Plaintiffs and their counsel have taken into account the strengths and uncertainties of the claims asserted in the Litigation, the potential damages that might be recovered at trial for the benefit of the Class, the possible defenses to the claims asserted and the substantial benefits of the settlement which provides for substantial monetary compensation to Class Members. Plaintiffs and their counsel believe that the settlement set forth in this Settlement Agreement confers substantial benefits upon the Settlement Class and each of the Class Members, and have, therefore, determined that the Settlement set forth in this Settlement Agreement is fair, reasonable and adequate and in the best interests of Plaintiffs and the Settlement Class.

IV. NEW HORIZONS in the Litigation has denied and continues to deny the claims and contentions alleged by Plaintiff in the Litigation. NEW HORIZONS expressly denies and continues to deny all charges of wrongdoing and liability against it arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. NEW HORIZONS also has denied and continues to deny, inter alia, the allegations that Plaintiffs or any member of the Settlement Class were harmed by any of the conduct alleged or that could have been alleged in the Litigation. NEW HORIZONS, however, has concluded that it is desirable that the Litigation be settled in the manner and upon the terms and conditions set forth herein in order to avoid the further expense, inconvenience, and distraction of litigation, and to dispose of the burden of protracted litigation. NEW HORIZONS also has taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. NEW HORIZONS has, therefore, determined that it is desirable and beneficial that the Litigation be settled in the manner and upon the terms and conditions set forth herein.

In consideration of the mutual promises and recitals contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, without admitting any liability and solely to avoid the effort and expense of continued litigation, IT IS HEREBY STIPULATED AND AGREED among the undersigned, subject to approval of the Court pursuant to the California Code of Civil Procedure, that the Litigation is settled and all Released Claims (defined below) shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, upon and subject to the following terms and conditions:

DEFINITIONS

In addition to the terms defined elsewhere in this Settlement Agreement, the following terms have the following meaning wherever and whenever used in this Settlement Agreement:

a)	“Claimant” means any Class Member who submits a claim to receive payment in connection with the terms of this Settlement;

b)	“Class Member(s)” means all members of the Settlement Class, as defined below, including Plaintiffs, except persons who file valid and timely requests for exclusion from the Settlement Class;

c)	“Class Period” means the period from July 29, 1998 through December 31, 2002, inclusive;

d) “Court” means the Superior Court of the State of California, County of Orange;

e)	“Effective Date” means the date on which the Court’s Order and Final Judgment, substantially in the form of Exhibit “B” to the Settlement Agreement (the “Final Judgment”), becomes final, which will be deemed to occur upon the last to occur of the following: (1) if no objection is filed to the Settlement, or if an objection is filed to the Settlement and no appeal or review of the Final Judgment is sought, the sixty-first (61st) day after entry of the Final Judgment (or, if the date for taking an appeal has not expired (including because of an extension), the day after expiration of the time for taking an appeal); or (2) if an appeal or review of the Final Judgment is sought, the day after such Final Judgment is affirmed or the appeal or review is dismissed or denied and such Final Judgment is no longer subject to further judicial review;

f)	“Fee Petition” means the application by counsel for Plaintiffs for an award of attorneys’ fees and the reimbursement of their expenses;

g)	“Notice” means the Notice of Pendency of Class Action, Proposed Settlement Agreement and Hearing for Court Approval, substantially in the form annexed hereto as Exhibit “A-1”;

h)	“Notice Expenses” means all reasonable costs and expenses incurred in connection with the preparation, printing, and electronic or other mailing of the Notice, and all other costs to identify and notify Class Members;

i)	“Preliminary Approval Order” means the Order Granting Preliminary Approval of Class Action Settlement, substantially in the form attached hereto as Exhibit “2”;

j)	“Released Claims” means and includes any and all claims or causes of action arising out of or related to the Litigation, including Unknown Claims, that have been or could have been asserted under the laws of any jurisdiction, whether at law or in equity, by Plaintiffs or Class Members, or any of them, whether in an individual or representative capacity, against any Released Party based upon the facts, transactions, events, or occurrences which were alleged by Plaintiffs in the Litigation (including, but not limited to, claims which relate to the nonpayment of hours worked and the failure to provide lunch and rest periods under any federal, state or local law, the failure to pay penalties under the California Labor Code and any other claims whatsoever alleged in this case, including without limitation all claims for restitution and other equitable relief, liquidated damages, punitive damages, waiting time penalties, penalties of any nature whatsoever, other compensation or benefits, attorneys’ fees and costs, whether known or unknown, from July 29, 1998 up to and including December 31, 2002, arising from employment by Defendant within California.);

k)	“Released Persons” or “Released Party” means NEW HORIZONS (defined above), its subsidiaries, affiliates, predecessors, and successors, their present and former directors, officers, employees, and their respective representatives, heirs, executors, personal representatives, administrators and assigns;

l)	“Settlement” means the full and final compromise, settlement and dismissal with prejudice of the Litigation and all claims that have been or could have been asserted therein, on and subject to the terms and conditions of this Settlement Agreement;

m)	“Settlement Class” means all persons who were employed by NEW HORIZONS in California as Instructors (including, but not limited to, Instructor Candidates, Instructors, Senior Instructors, Executive Instructors, Principal Instructors, and/or Certified Technical Instructors) during the class period of July 29, 1998 through December 31, 2002, excluding those persons who timely and validly request exclusion from the Settlement Class pursuant to the Notice;

n)	“Settlement Class Member” or “Member of the Settlement Class” mean a person who falls within the definition of the Settlement Class;

•	) “Settlement Hearing” means the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement;

p)	“Unknown Claims” with respect to releases by Plaintiff and the Settlement Class Members, means any Released Claims which Plaintiff or any Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to the Settlement. With respect to any and all Released Claims, including Unknown Claims, the Parties stipulate and agree that, upon the Effective Date, Plaintiff and each of the Settlement Class Members shall be deemed to and, by operation of the Judgment, shall waive and relinquish, the provisions, rights, and benefits of §1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Upon the Effective Date, Plaintiffs and each of the Settlement Class Members shall be deemed to, and by operation of the Judgment shall, waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, and any principle of common law, or international or foreign rights law which is similar, comparable or equivalent to §1542 of the California Civil Code. Plaintiff and the Settlement Class Members may, hereafter, discover facts in addition to or different from those which the Settlement Class Member now knows or believes to be true with respect to the subject matter of the Released Claims, but hereby stipulates and agrees that Plaintiffs and each Settlement Class Member shall be deemed to, and operation of the Judgment shall release any and all Released Claims, including Unknown Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule.

SETTLEMENT TERMS

I. The above Recitals and Definitions are incorporated into and made a part of this Settlement Agreement.

II. CERTIFICATION OF CLASS: NEW HORIZONS stipulates to have the Litigation certified as a class action for settlement purposes only. If for any reason the settlement is not approved, is voided, or otherwise is not carried out, this stipulation will have no affect, and NEW HORIZONS reserves each and all of its rights to oppose any attempts by Plaintiffs to certify a class. Pursuant to such caveats and reservation of rights, the Parties stipulate to certification of the Litigation as a class action pursuant to §382 of the Code of Civil Procedure, with Plaintiffs REGINALD EVANS and RACHEL TEMPLEMAN to serve as Class Representatives on behalf of the following class (the “Class”):

All persons who were employed by NEW HORIZONS in California as Instructors during the Class Period of July 29, 1998 through December 31, 2002.

III. ALL-INCLUSIVE PAYMENT: NEW HORIZONS will pay an all-inclusive amount of one million seven hundred thousand dollars ($1,700,000.00) with no residual to the Defendant in full and final settlement of the Litigation. All fees, costs, and expenses (including but not limited to Plaintiffs’ attorneys fees; Notice Expenses; costs associated with soliciting, processing, and administering claims; and costs associated with processing requests for exclusion) shall be paid for by Plaintiffs and/or from NEW HORIZONS’s all-inclusive payment in the above amount. Other than its payment of $1,700,000.00, NEW HORIZONS shall not be required to pay any fees, costs, expenses, or settlement amounts arising from or that are in any way associated with the Litigation or this Settlement Agreement (other than its own attorneys’ fees). Such amount will be payable by NEW HORIZONS within ten (10) days after the last of the following to occur: (a) The Settlement is fully and finally approved by the Court; (b) the time to appeal the Court’s approval of the Settlement has elapsed with no appeal filed; (c) any and all appeals have been resolved in favor of approval of the Settlement; (d) the time to submit claims has elapsed; (e) a final determination as to the validity of each claim submitted has been made; and (f) the appropriate amount to be distributed to each valid Claimant has been determined.

After deduction of costs, fees, and expenses, the entirety of the remaining amount of the all-inclusive $1,700,000.00 shall be distributed proportionately to Class Members who have submitted valid and timely Claims, based on the number of calendar workweeks each such Class Member worked during the Class Period.

IV. SETTLEMENT ASSUMPTIONS AND POSSIBLE CHANGE IN AMOUNT OF PAYMENT: The Parties reached agreement that the $1,700,000 all-inclusive amount to be paid by NEW HORIZONS is appropriate based in part on the assumption that the total number of workweeks worked by Class Members from July 29, 1998 through December 31, 2002 was 18,968 weeks. Prior to approval of this Settlement Agreement by the Court, if the Parties determine that the actual number of workweeks differs by more than five percent (5%) from the assumed work-weeks of 18,968, then the all-inclusive settlement amount will be adjusted proportionately (i.e., if the actual workweeks are more than 5% less than the assumed workweeks, the all-inclusive settlement amount will be decreased accordingly, and vice-versa if the actual work-weeks are more than 5% greater than the assumed work-weeks). Provided, however, that if the actual number of work-weeks is more than 5% greater than the assumed work-weeks of 18,968, then NEW HORIZONS shall have the option of either: (a) paying the adjusted all-inclusive amount; or (b) voiding this Settlement Agreement in its entirety (in which case the Parties would be returned to their respective positions that they were in, procedurally and substantively, on August 18, 2004).

V. ALL CLASS MEMBERS BOUND: Except as otherwise provided herein and/or ordered by the Court, all Class Members, regardless of whether or not they file a timely claim, will be subject to and bound by the provisions of the Settlement Agreement, the Releases contained herein, and the Final Judgment.

VI. ATTORNEYS’ FEES: Plaintiffs’ Counsel intends to submit an application or applications to the Court seeking an award of attorneys’ fees. Any fees awarded shall be payable out of NEW HORIZONS’ all-inclusive payment of $1,700,000.00 and/or by Plaintiffs. Plaintiffs’ Counsel shall not seek any award of attorneys’ fees that would require NEW HORIZONS to pay any amount over and above the all-inclusive amount of $1,700,000.00.

VII. RELEASE: Upon the Effective Date, the following shall occur: Plaintiffs and all Class Members, whether or not they submit a Claim, and their agents, assigns, representatives, heirs, executors, and trustees, will be deemed by this Settlement to have, and by operation of the Final Judgment will have, released and forever discharged NEW HORIZONS, its present and former parent companies, subsidiaries, related or affiliated companies, shareholders, officers, directors, employees, agents, attorneys, insurers, successors and assigns, and any individual or entity which could be jointly liable with Defendants or any of them, from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys’ fees, damages, actions or causes of action for, or which relate to, the nonpayment of hours worked and the failure to provide lunch and rest periods under any federal, state or local law, the failure to pay penalties under the California Labor Code and any other claims whatsoever alleged in this case. With respect to any and all Released Claims, including Unknown Claims, the Parties stipulate and agree that, upon the Effective Date, Plaintiffs and each of the Settlement Class Members shall be deemed to and, by operation of the Judgment, shall waive and relinquish, the provisions, rights, and benefits of §1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

VIII. PRELIMINARY APPROVAL: As soon as practicable after this Settlement Agreement has been executed, the Parties shall submit the Settlement Agreement together with its exhibits to the Court, and shall submit a proposed Preliminary Approval Order, substantially in the form annexed hereto as Exhibit “2”, which shall, inter alia:

a)	preliminarily approve the Settlement as fair, just, reasonable, adequate and in the best interests of the Class for purposes of the California Code of Civil Procedure, subject to a final hearing;

b)	schedule a hearing, at the convenience of the Court, to finally determine (1) the fairness, reasonableness, and adequacy of the Settlement; (2) whether an Order and Final Judgment approving the Settlement should be entered; and (3) whether the Fee Petition and individual award to Plaintiffs should be granted;

c)	make the express determinations required by the California Code of Civil Procedure for the maintenance of a class action, certifying the Class, and approving Plaintiffs as Class Representatives and their counsel as Counsel, all for settlement purposes only;

d)	provide for the dissemination of notice with respect to the Litigation, the settlement hearing and matters relating thereto and approving the form of the Notice, and find that such Notice constitutes the best notice practicable under the circumstances, and constitutes valid, due and sufficient notice to the Class under the California Code of Civil Procedure, the Constitution of the United States, and any other applicable law;

e)	establish the procedures for opt-outs and fix the deadline for requests for exclusion from the Class;

f)	establish a schedule for the service of objections (if any) to the Settlement, the filing of briefs in support of the Settlement, attorneys’ fees application, and any other procedure;

g)	stay all proceedings in the Litigation, other than proceedings that are necessary to carry out the Settlement; and

h)	provide that, pending entry of an Order and Final Judgment Plaintiff and all Class Members, or any of them, are barred from commencing or prosecuting any action or proceeding in any court or tribunal asserting any claim that is subject to this Settlement and/or the Release contained herein.

IX. CONDITIONS OF SETTLEMENT: This Settlement Agreement is subject to all of the following conditions:

a) The Court has entered the Preliminary Approval Order;
b) The Court enters the Final Judgment; and
c) The Effective Date occurs.

If all of the conditions do not occur, then: (1) all of the Parties will be restored to their respective positions in the Litigation as of immediately prior to the execution of this Settlement Agreement; (2) the Parties are to proceed in all respects as if this Settlement Agreement had not been executed and the related orders and judgment had not been entered, preserving in that event all of their respective claims and defenses in the Litigation; and (3) all releases given will be null and void.

In the event that the Settlement Agreement is not approved, or is terminated or canceled, or the Settlement fails to become effective for any reason, neither NEW HORIZONS nor NEW HORIZONS’ Counsel shall have any liability for any costs or expenses or the reimbursement of any costs or expenses relating to the Settlement Agreement.

X. NOTICE AND CLAIM PROCEDURES: In general, the Notice and Claim procedures will work as follows:

a)	Direct notice of the proposed settlement, where possible, will be sent by mail to Class Members at their last known addresses. The Claims Administrator will perform a National Change of Address (NCOA) search before the original Notice and Claim Forms are sent to any Class Member;

b)	If any Notice is returned as undeliverable and no forwarding address is provided by the Post Office, RUST Consulting will perform a skip trace in an attempt to locate the address of any Class Member needed for such Notice;

c)	Class Members will be provided a reasonable period in which to elect to be excluded from the Class and the effects of this Settlement Agreement (“opt-out”);

d)	Upon preliminary approval of this Settlement Agreement and all related documents, Class Members will be sent the Notice and Claim Form, and will be provided a reasonable period of time in which to either file a Claim Form, opt-out or object; and

e)	After the close of the claims submission period, and after all of the Conditions of Settlement set forth above in section IX have occurred, all settlement amounts available for distribution to Class Members will be distributed to Claimants who submitted valid claims during the claims submission period. The amount of distribution to each Claimant will be proportionate to the number of weeks that the Claimant was an employee of NEW HORIZONS during the time period of July 29, 1998 through December 31, 2002.

XI. REDUCTION IN SETTLEMENT AMOUNT BASED ON CLASS MEMBER OPT-OUTS: If any Class Members choose to opt out of the class, then the all-inclusive settlement amount of $1,700,000.00 (or the adjusted amount, if any, pursuant to paragraph IV above) will be reduced proportionately, based on the total number of work-weeks represented by all Class Members that choose to opt-out.

XII. MISCELLANEOUS PROVISIONS:

a)	The captions herein are used for the purpose of convenience only and are not meant to have any legal effect;

b)	This Settlement Agreement has been prepared as the result of arms’ length negotiations between Plaintiffs’ Counsel and counsel for NEW HORIZONS. All parties have contributed substantially and materially to the preparation of this Settlement Agreement. This Settlement Agreement shall not be construed more strictly against one Party than another Party;

c)	The Parties (1) acknowledge that it is their intent to consummate this agreement; and (2) agree to cooperate in good faith to the extent reasonably necessary to effectuate and implement all terms and conditions of the Settlement Agreement and to exercise their best efforts to accomplish the foregoing terms and conditions of the Settlement Agreement;

d)	The parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense;

e)	The Parties agree that the Settlement and its terms were negotiated in good faith, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel;

f)	Neither the Settlement Agreement, nor any act performed or document executed pursuant to or in furtherance of the Settlement Agreement: (1) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or any wrongdoing or liability of NEW HORIZONS and Released Persons; or (2) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of NEW HORIZONS and Released Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. NEW HORIZONS and Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim;

g)	The Exhibits to the Settlement Agreement are material and integral parts hereof and are fully incorporated herein by this reference;

h)	The Settlement Agreement may be amended or modified only by a written instrument signed by or on behalf of all the Parties or their respective successors-in-interest;

i)	No provisions of or breach of this Settlement Agreement may be waived except by a writing executed by all Parties. The waiver by any Party of any breach of this Settlement Agreement by another Party shall not be deemed a waiver of any other prior or subsequent breach of this Settlement Agreement;

j)	This Settlement Agreement and Exhibits attached hereto constitute the entire agreement between Plaintiffs and NEW HORIZONS and no representations, warranties or inducements have been made to any party concerning the Settlement Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs;

k)	Plaintiffs’ Counsel, on behalf of the Class, are authorized by Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Settlement Agreement to effectuate its terms and also are authorized to enter into any modifications or amendments to the Settlement Agreement on behalf of the Settlement Class which they deem appropriate;

l)	Each counsel or other Person executing the Settlement Agreement or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the authority to do so;

m)	The Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court;

n)	The Parties may agree, without further order of the Court, to reasonable extensions of time to carry out any of the provisions of this Settlement Agreement;

•	) The Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto;

p)	The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Settlement Agreement, and all Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Settlement Agreement;

q)	The Settlement Agreement and the Exhibits shall be considered to have been negotiated, executed and delivered in the State of California, and the rights and obligations of the parties to the Settlement Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State’s choice of law principles; and

r)	The administration and consummation of the Settlement provided for herein shall be under the authority of the Court. Any dispute concerning the construction or implementation of this Settlement Agreement shall be resolved by the Court.

IN WITNESS WHEREOF, this Settlement Agreement has been executed by the parties hereto and by the undersigned counsel of record for the parties hereto.

DATED: 12/22 , 2004	CLASS REPRESENTATIVE

/s/ Reginald Evans

Reginald Evans

DATED: 12/12 , 2004	CLASS REPRESENTATIVE

/s/ Rachel Templeman

Rachel Templeman

DATED: Dec. 12 , 2004	LAW OFFICES OF KEVIN T. BARNES

	By:	/s/ Kevin T. Barnes

Kevin T. Barnes Attorneys for Plaintiffs

DATED: 12/12 , 2004	LAW OFFICES OF JOSEPH ANTONELLI

	By:	/s/ Joseph Antonelli

Joseph Antonelli Attorneys for Plaintiffs

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DATED: 12/23 , 2004	NEW HORIZONS (as defined above)

	By:	/s/ Thomas J. Bresnan

Thomas J. Bresnan President and CEO

DATED: 12/29 , 2004	CALL, JENSEN & FERRELL

	By:	/s/ Mark L. Eisenhut

Mark L. Eisenhut

Attorneys for Defendants